AMENDMENT TO LEASE AGREEMENT

This Amendment (this "Lease Agreement Amendment") to the Lease Agreement (the "Lease Agreement") dated January 12, 2004, between Barrington Properties, L.L.C., a Connecticut limited liability company, with an address at 100 Northfield Street, Greenwich, Connecticut 06830 ("Landlord"), and Pinnacle Foods Management Corp., a Delaware corporation and indirect subsidiary of the Company (as defined herein), with an address of 6 Executive Campus, Cherry Hill, NJ 08002 ("Tenant"), is made effective as of February 10, 2007.

RECITALS

WHEREAS, Crunch Holding Corp., a Delaware corporation (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated February 10, 2007, by and among the Company, Peak Holdings LLC, a Delaware limited liability company ("Peak"), Peak Acquisition Corp., a Delaware corporation ("PAC") and Peak Finance LLC, a Delaware limited liability company, pursuant to which PAC will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Peak (the "Merger").

WHEREAS, the parties desire to amend the Lease Agreement so that contemporaneously with the closing of the Merger (the "Closing") the Lease Agreement will terminate and be of no further force and effect.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, Landlord and Tenant hereby amend the Lease Agreement as follows:

1. Termination. Except for the provisions of this Lease Agreement Amendment, effective as of the Closing, the Lease Agreement will terminate automatically and be of no further force and effect and Tenant shall pay Landlord a termination fee of $320,000 (the "Termination Fee"). The Termination Fee shall be paid by Tenant at Closing in immediately available funds as directed in writing by Landlord.

2. Effectiveness. This Lease Agreement Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Lease Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. In the event the Merger Agreement is terminated for any reason, then this Amendment shall be of no further force and effect.

3. Tax Withholding. All payments made under this Lease Agreement Amendment shall be subject to the withholding of all taxes required by applicable law, if any.

4. Severability. If any term, provision, covenant or restriction of this Lease Agreement Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Lease Agreement Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Governing Law. This Lease Agreement Amendment shall be deemed to be a contract made under the laws of the State of Connecticut and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within Connecticut.

6. Counterparts. This Lease Agreement Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease Agreement Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

LANDLORD:

BARRINGTON PROPERTIES, L.L.C.

By: /s/ Michael J. Cramer

Name: Michael J. Cramer

Title: Management MBO - Secretary

TENANT:

PINNACLE FOODS MANAGEMENT CORP.

By: /s/ N. Michael Dion

Name: N. Michael Dion

Title: